MAYTAG CORPORATION

                                   Exhibit 12

                Computation of Ratio of Earnings to Fixed Charges.
















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                               MAYTAG CORPORATION
                                   Exhibit 12
                Computation of Ratio of Earnings to Fixed Charges
                 (Amounts in thousands of dollars except ratios)


                                          Year Ended December 31
                             1995       1994       1993       1992       1991

Consolidated pretax
  income from continuing
  operations before
  extraordinary item
  and cumulative effect
  of accounting changes  $  59,804  $ 241,337  $  89,870  $   7,546  $ 123,417

Interest expense            52,087     74,077     75,364     75,004     75,159

Depreciation of
  capitalized interest       1,695      1,772      1,546        933        348

Interest portion of
  rental expense             8,789     10,722     10,480     11,264     11,177

Earnings                 $ 122,375  $ 327,908  $ 177,260  $  94,747  $ 210,101

Interest expense         $  52,087  $  74,077  $  75,364  $  75,004  $  75,159

Interest capitalized         2,534        547      1,484      3,886      6,329

Interest portion of
  rental expense             8,789     10,722     10,480     11,264     11,177

Fixed charges            $  63,410  $  85,346  $  87,328  $  90,154  $  92,665

Ratio of earnings to
  fixed charges               1.93       3.84       2.03       1.05       2.27
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